UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 4, 2009

Innovex, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933
(Commission File Number)	(I.R.S. Employer Identification No.)

3033 Campus Drive, Suite E180 Plymouth, MN	55441
(Address Of Principal Executive Offices)	(Zip Code)

(763) 383-4000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 through 8 are not applicable and therefore omitted.

Item 1.01     Entry into a Material Definitive Agreement.

From June 4, 2009 to June 16, 2009, Innovex (Thailand) Limited (‘Innovex Thailand”), a subsidiary of Innovex, Inc. (the “Company”), issued new promissory notes to Bank of Ayudhya Public Company Limited (“BAY”) under its existing short term working capital facility  to extend the repayment dates of approximately $13.0 million due BAY to July 31, 2009.

The Company did not receive an extension from TMB Bank Public Company Limited (“TMB”), the other lender under the short term working capital facility with BAY, for the repayment of approximately $13.5 million originally due TMB during the quarter ended June 30, 2009 under the short term working capital facility.   Further, neither TMB nor BAY provided any extension of the $1.2 million on the long-term credit facility that was due during the quarter ended June 30, 2009.  As a result, either BAY or TMB may accelerate the indebtedness under the credit facilities, which totaled $54.9 million at June 15, 2009, upon notice.

BAY and TMB have verbally indicated to the Company that they would not take actions to demand any immediate payment of the obligations under the credit facilities or apply any foreclosure process until a debt restructuring process is completed and resolved by the end of September 2009.  There is no assurance that either BAY or TMB will not exercise its rights as a secured lender under the credit facilities agreements and there is no assurance that the Company’s debt will be restructured on terms acceptable to the Company or at all.

On June 18, 2009, the Company issued a press release attached hereto as Exhibit 99.1 relating to, among other things, the payment extensions granted by BAY.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 18, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

		By:	/s/ Terry M. Dauenhauer
Terry M. Dauenhauer
Chief Executive Officer

Date:	June 19, 2009